UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CERIDIAN HCM HOLDING INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

15677J108
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Holdco, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,734,691(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,734,691(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,734,691(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.18% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,734,691(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,734,691(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,734,691(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.18% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,734,691(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,734,691(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,734,691(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.18% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Advisors VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,734,691(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,734,691(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,734,691(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.18% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)  Includes all shares owned by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Advisors VI, LLC, THL Equity Fund VI Investors (Ceridian), L.P., THL Equity Fund VI Investors (Ceridian) II, L.P., THL Equity Fund VI Investors (Ceridian) III, LLC, THL Equity Fund VI Investors (Ceridian) IV, LLC, THL Equity Fund VI Investors (Ceridian) V, LLC, THL Equity Fund VI Investors (Ceridian) VI, LP, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, L.P., and Putnam Investments Employees’ Securities Company III LLC.

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,386,381

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,386,381

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,386,381

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,647,372

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,647,372

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,647,372

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
637,122

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
637,122

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
637,122

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,452,563

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,452,563

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,452,563

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.84%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,438,936

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,438,936

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,438,936

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.72%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
95,577

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
95,577

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,577

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.07%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
136,526

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
136,526

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
136,526

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.10%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) V, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
29,110

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
29,110

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,110

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (Ceridian) VI, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
807,692

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
807,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
807,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
36,572

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
36,572

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36,572

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.01%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Great-West Investors, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
27,567

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
27,567

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,567

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 15677J108	13G

1	NAMES OF REPORTING PERSONS
Putnam Investments Employees’ Securities Company III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
27,543

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
27,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,543

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Item 1 (a).	Name of Issuer:

Ceridian HCM Holding Inc. (“Issuer”)

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) THL Holdco, LLC, a Delaware limited liability company (“THL Holdco”); (2) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“THL Advisors”); (3) Thomas H. Lee Partners, L.P., a Delaware limited partnership (“THL Partners”); (4) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (5) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (6) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (7) THL Equity Advisors VI, LLC, a Delaware limited liability company (“THL Equity Advisors VI”); (8) THL Equity Fund VI Investors (Ceridian), L.P., a Delaware limited partnership (“THL Ceridian I”); (9) THL Equity Fund VI Investors (Ceridian) II, L.P., a Delaware limited partnership (“THL Ceridian II”); (10) THL Equity Fund VI Investors (Ceridian) III, LLC, a Delaware limited liability company (“THL Ceridian III”); (11) THL Equity Fund VI Investors (Ceridian) IV, LLC, a Delaware limited liability company (“THL Ceridian IV”); (12) THL Equity Fund VI Investors (Ceridian) V, LLC, a Delaware limited liability company (“THL Ceridian V”); (13) THL Equity Fund VI Investors (Ceridian) VI, LP, a Delaware limited partnership (“THL Ceridian VI” and together with THL Ceridian I, THL Ceridian II, THL Ceridian III, THL Ceridian IV and THL Ceridian V, the “THL Ceridian Funds”); (14) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (15) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (16) Great-West Investors, L.P., a Delaware limited partnership (“Great-West”); and (17) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”).  Entities (1) through (15) are referred to as the “THL Entities.”

THL Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of THL Coinvestment and THL Operating and the sole member of THL Equity Advisors VI. THL Advisors is attorney in fact for Great-West and Putnam Investments, LLC, which is the managing member of Putnam III with respect to the shares of common stock they hold. THL Equity Advisors VI is the general partner of Parallel Fund VI, DT Fund VI, THL Equity VI and the general partner or sole member, as applicable, of the THL Ceridian Funds.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

The address of Great-West:
8515 East Orchard Road, Greenwood
Village, Colorado 80111

The address of Putnam III:
 c/o Putnam Investment, Inc.
100 Federal Street
Boston, Massachusetts, 02110

For each of the other Reporting Persons:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Item 2 (c).	Citizenship:

THL Holdco, LLC – Delaware
Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Partners, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
THL Equity Advisors VI, LLC – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
THL Equity Fund VI Investors (Ceridian), L.P. – Delaware
THL Equity Fund VI Investors (Ceridian) II, L.P. – Delaware
THL Equity Fund VI Investors (Ceridian) III, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) IV, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) V, LLC – Delaware
THL Equity Fund VI Investors (Ceridian) VI, LP – Delaware
Great-West Investors, L.P. – Delaware
Putnam Investments Employees’ Securities Company III LLC – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock par value $0.01 per share (“Common Stock”)

Item 2 (e).	CUSIP Number:

15677J108

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

The Reporting Persons may be deemed to beneficially own in the aggregate 18,734,691 shares of the Issuer’s Common Stock, representing, in the aggregate, 13.18% of the Issuer’s Common Stock.  The calculation of the foregoing percentage is based on 142,112,058 shares of Common Stock outstanding as of December 31, 2019, as provided by the Issuer.

The following shares were owned by the Reporting Persons on December 31, 2019:

THL Advisors owned 18,734,691 shares of Common Stock of the Issuer representing approximately 13.18% of the Outstanding Shares.

THL Holdco owned 18,734,691 shares of Common Stock of the Issuer representing approximately 13.18% of the Outstanding Shares.

THL Partners owned 18,734,691 shares of Common Stock of the Issuer representing approximately 13.18% of the Outstanding Shares.

THL Equity Advisors VI owned 18,734,691 shares of Common Stock of the Issuer representing approximately 13.18% of the Outstanding Shares.

THL Coinvestment owned 36,572 shares of Common Stock of the Issuer representing approximately 0.03% of the Outstanding Shares.

THL Operating owned 11,730 shares of Common Stock of the Issuer representing approximately 0.01% of the Outstanding Shares.

Parallel Fund VI owned 3,647,372 shares of Common Stock of the Issuer representing approximately 2.57% of the Outstanding Shares.

DT Fund VI owned 637,122 shares of Common Stock of the Issuer representing approximately 0.45% of the Outstanding Shares.

THL Equity VI owned 5,386,381 shares of Common Stock of the Issuer representing approximately 3.79% of the Outstanding Shares.

THL Ceridian I owned 5,452,563 shares of Common Stock of the Issuer representing approximately 3.84% of the Outstanding Shares.

THL Ceridian II owned 2,438,936 shares of Common Stock of the Issuer representing less than 1.72% of the Outstanding Shares.

THL Ceridian III owned 95,577 shares of Common Stock of the Issuer representing approximately 0.07% of the Outstanding Shares.

THL Ceridian IV owned 136,526 shares of Common Stock of the Issuer representing approximately 0.10% of the Outstanding Shares.

THL Ceridian V owned 29,110 shares of Common Stock of the Issuer representing approximately 0.02% of the Outstanding Shares.

THL Ceridian VI owned 807,692 shares of Common Stock of the Issuer representing approximately 0.57% of the Outstanding Shares.

Great-West owned 25,567 shares of Common Stock of the Issuer representing approximately 0.02% of the Outstanding Shares.

Putnam III owned 27,543 shares of Common Stock of the Issuer representing approximately 0.02% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

By virtue of the relationship among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the shares reported herein.  Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or any other purposes, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

The responses of the Reporting Persons to Item 4(a) are incorporated herein by reference.

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of each cover page, incorporated herein by reference.

(ii)	Shared power to vote or to direct the vote: See Row 6 of each cover page, incorporated herein by reference.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of each cover page, incorporated herein by reference.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of each cover page, incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

The responses of the Reporting Persons to Items 2(a) and 4(a) are incorporated herein by reference.

Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020	THOMAS H. LEE ADVISORS, LLC
	By:	THL Holdco, LLC, its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020	THOMAS H. LEE PARTNERS, L.P.
	By:	Thomas H. Lee Advisors, LLC,
its General Partner
	By:	THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020	THL HOLDCO, LLC

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY ADVISORS VI, LLC
By: Thomas H. Lee Partners, L.P.
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS
(CERIDIAN), LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS (CERIDIAN) II, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS (CERIDIAN) III, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS
(CERIDIAN) IV, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS (CERIDIAN) V, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL EQUITY FUND VI INVESTORS (CERIDIAN) VI, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		THL OPERATING PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020	GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020		PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Exhibit A
Joint Filing Agreement

The undersigned hereby agree as follows:

(i)  Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 14, 2020	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL HOLDCO, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY ADVISORS VI, LLC
By: Thomas H. Lee Partners, L.P.
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS
(CERIDIAN), LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS (CERIDIAN) II, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS (CERIDIAN) III, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS
(CERIDIAN) IV, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS (CERIDIAN) V, LLC
By: THL Equity Advisors VI, LLC,
its Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI INVESTORS (CERIDIAN) VI, LP
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL OPERATING PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
its Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds